Exhibit 99.1

Paramount Announces Review of Strategic Alternatives to Maximize Shareholder Value

and Management Transition

NEW YORK – May 19, 2025 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) announced today that its Board of Directors has initiated a review and evaluation of strategic alternatives to maximize shareholder value. The announcement follows a successful first quarter marked by strong leasing activity.

Albert Behler, Chairman, Chief Executive Officer and President, said, “As Paramount continues to build on the strong leasing momentum from the first quarter, the Board and management team remain focused on closing the persistent gap between the Company’s public market valuation and our assessment of its intrinsic value. We are committed to acting in the best interests of our shareholders as we evaluate a comprehensive range of strategic alternatives to maximize shareholder value.”

The Company has engaged BofA Securities as its financial advisor and Latham & Watkins LLP as its legal advisor to work with the Company and a Transaction Committee of the Board, comprised of independent directors, on strategic alternatives. There is no set timetable for completing the strategic review and no assurance can be given as to its outcome. The Company does not intend to make any further public comment regarding the strategic review process until it has been completed.

The Company also announced that Ermelinda Berberi, who has served as Senior Vice President, Chief Accounting Officer since 2017, has been appointed Executive Vice President, Chief Financial Officer and Treasurer, effective immediately. In addition, Timothy Dembo, who has served as Vice President, Counsel since 2022, has been appointed Senior Vice President, General Counsel and Secretary, effective the same date. Ms. Berberi succeeds Wilbur Paes, and Mr. Dembo succeeds Gage Johnson, both of whom are stepping down from their respective roles as Chief Operating Officer, Chief Financial Officer and Treasurer and Senior Vice President, General Counsel and Secretary.

Mr. Behler concluded, “Ms. Berberi and Mr. Dembo bring the experience and deep familiarity with our business needed to ensure continuity and drive our strategy forward. We thank Mr. Paes and Mr. Johnson for their dedicated service to Paramount as we enter this new chapter.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the strategic review and our expectations regarding the announced management transition plans. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to execute on its strategic review and the timing and future prospects thereof.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Tom Hennessy

Vice President, Business Development & Investor Relations

212-237-3138

ir@pgre.com

Media:

212-492-2285
pr@pgre.com